Exhibit (g)(7)

AMENDMENT TO THE AMENDED AND RESTATED
FOREIGN CUSTODY MANAGER AGREEMENT
BY AND BETWEEN TD WATERHOUSE FAMILY OF FUNDS, INC.
AND THE BANK OF NEW YORK

        Amendment made as of September 18, 2006 to the Amended and Restated Foreign Custody Manager Agreement dated as of June 6, 2001 (the “Agreement”), by and between TD WATERHOUSE FAMILY OF FUNDS, INC. (the “Predecessor Company”) and THE BANK OF NEW YORK (the “Bank”).

WITNESSETH:

WHEREAS, the Predecessor Company and the Bank desire to make an amendment to the Agreement;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Any reference in the Agreement to the Predecessor Company will be replaced by TD ASSET MANAGEMENT USA FUNDS INC.

2.	Each of the TDAM Short-Term Investment Fund, the TDAM Short-Term Bond Fund, the TDAM Institutional Money Market Fund and the TDAM Institutional U.S. Government Fund is included as series of the Fund under the Agreement for all purposes as listed on the amended Schedule I attached hereto.

3.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ George O. Martinez George O. Martinez, President

THE BANK OF NEW YORK

By:	/s/ Edward G. McGann Edward G. McGann, Managing Director

AMENDED SCHEDULE I TO
THE AMENDED AND RESTATED FOREIGN CUSTODY MANAGER AGREEMENT

Names of Funds/Portfolios

TD ASSET MANAGEMENT USA FUNDS INC.

TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Money Market Fund
TDAM Institutional U.S. Government Fund